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                                                                     EXHIBIT 5.1


                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                ONE CANADA SQUARE
                                 LONDON E14 5DS
                              TEL: (020) 7519-7000
                              FAX: (020) 7519-7070








                                          December 20, 2000



NTL Communications Corp.
110 East 59th Street
New York, NY 10022



                  Re:      NTL Communications Corp.
                           Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to NTL Communications Corp., a Delaware corporation (the "Company"), in connection with the public offering of $500,000,000 aggregate principal amount of the Company's 117/8% Series B Senior Notes due 2010 (the "New Notes"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") for a like principal amount of the issued and outstanding 11 7/8% Senior Notes due 2010 of the Company (the "Old Notes"), under the Indenture, dated as of October 2, 2000 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). The Exchange Offer is being conducted in accordance with the Registration Rights Agreement, dated as of October 2, 2000 (the "Registration Rights Agreement"), by and among the Company and Morgan Stanley & Co. International Limited, Chase Securities Inc., Goldman,



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NTL Communications Corp.
December 20, 2000
Page 2



Sachs & Co., Banc of America Securities LLC, BNP Paribas Securities Corp., CIBC World Markets Corp. and The Royal Bank of Scotland plc.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (Registration No. 333-48648), as filed by the Company with the Securities and Exchange Commission (the "Commission") on October 27, 2000 under the Act and Amendment No. 1 thereto filed with the Commission on December 19, 2000 (as amended, the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Certificate of Incorporation of the Company, as currently in effect; (v) the Restated By-Laws of the Company, as currently in effect; (vi) certain resolutions adopted by the Board of Directors of the Company and the Finance Committee of the Board of Directors of the Company relating to the Exchange Offer, the issuances of the Old Notes and the New Notes, the Indenture, the Registration Rights Agreement and related matters; and (vii) the form of the New Notes and specimen certificates thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all


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NTL Communications Corp.
December 20, 2000
Page 3



requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Our opinions set forth herein are limited to the Corporation Law of the State of Delaware and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         In rendering the opinions set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the New Notes do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being


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NTL Communications Corp.
December 20, 2000
Page 4


material to it and which are listed in Part IV of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to Amendment No. 1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                  Very truly yours,




                                  Skadden, Arps, Slate, Meagher & Flom LLP




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